Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Inquiries
Gina Birdsall	Janelle Stevenson
Investor Relations	Corporate Communications
301/998-8265	301/998-8185
gbirdsall@federalrealty.com	jmstevenson@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST ANNOUNCES COMPLETION OF

CASH TENDER OFFER FOR ITS 8.75% NOTES DUE 2009

ROCKVILLE, Md. (June 4, 2009) – Federal Realty Investment Trust (NYSE: FRT) today announced that it has completed its previously announced cash tender offer for any and all of its $163,855,000 principal amount of outstanding 8.75% Notes due 2009 (CUSIP No.313747AG2) (the “Securities”).

The tender for the Securities expired at 5:00 p.m., New York City time on Wednesday, June 3, 2009. Pursuant to the terms of the tender offer, the Trust purchased today an aggregate of $40,266,000 principal amount of the Securities (representing 24.6% of the outstanding Securities). Securities tendered have been retired.

In accordance with the terms of the tender offer, the consideration paid for the Securities was $1,020 per $1,000 in principal amount of such Securities, plus accrued and unpaid interest to, but not including, June 4, 2009. The aggregate consideration paid for the Securities tendered, exclusive of accrued interest, was approximately $41.1 million.

The tender offer was made pursuant to the Trust’s Offer to Purchase, dated May 26, 2009 and related Letter of Transmittal. The Trust retained Citi and Wachovia Securities to serve as Dealer Managers and retained Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 or (866) 470-3900, or in writing at 65 Broadway – Suite 723, New York, NY 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) and Wachovia Securities at (704) 715-8341 (collect) or (866) 309-6316 (toll free).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities.

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FEDERAL REALTY INVESTMENT TRUST ANNOUNCES COMPLETION OF

CASH TENDER OFFER FOR ITS 8.75% NOTES DUE 2009

June 4, 2009

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 18.1 million square feet located primarily in strategically selected metropolitan markets in the Northeast, Mid-Atlantic, and California. In addition, the Trust has an ownership interest in approximately 1.0 million square feet of retail space through a joint venture in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 94.2% leased to national, regional, and local retailers as of March 31, 2009, with no single tenant accounting for more than approximately 2.6% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 41 consecutive years, the longest record in the REIT industry. Federal Realty is an S&P MidCap 400 company and its shares are traded on the NYSE under the symbol FRT.

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